Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-162463 of our reports dated November 23, 2009, relating to the consolidated financial statements of BJ Services Company and the effectiveness of BJ Services Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BJ Services Company for the year ended September 30, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
January 26, 2010